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                                                                    Exhibit 99.2

                                  [BNSF LOGO]

                             NOTICE OF REDEMPTION
                                      of
                        PREFERRED STOCK PURCHASE RIGHTS
                                      of
                   BURLINGTON NORTHERN SANTA FE CORPORATION


To the Persons who were
Record Holders of Preferred Stock Purchase Rights of Burlington Northern Santa Fe Corporation on December 7, 2000:

     NOTICE IS HEREBY GIVEN that on December 7, 2000, the Board of Directors of Burlington Northern Santa Fe Corporation, a Delaware corporation (the "Company"), voted to redeem all of the Company's outstanding rights to purchase Series B Junior Participating Preferred Stock of the Company (the "Rights") previously issued pursuant to the Rights Agreement, dated as of December 18, 1999, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"). Pursuant to the Rights Agreement, immediately upon such action by the Board of Directors, the right of the holders to exercise the Rights terminated and the only remaining right of the holders with respect to the Rights is the right to receive the redemption price of $0.01 per Right (the "Redemption Payment").

     The Redemption Payment is payable in cash on April 2, 2001 to the persons who are holders of record of the Rights as of the close of business on March 12, 2001 (the "Record Date"). The Rights are represented by the certificates for Common Stock, par value $0.01 per share, of the Company ("Common Stock") and do not trade separately from the Common Stock. As a result, the number of Rights held by a person as of the Record Date corresponds to the number of shares of Common Stock held by such person as of the Record Date.

     The Redemption Payment by the Company is likely to be treated as a dividend for federal income tax purposes. Holders of Rights should consult their tax advisors as to the appropriate tax treatment under federal, state and local laws.


                                        [Signature of Marsha K. Morgan]


Dated: December 11, 2000                Marsha K. Morgan
                                        Vice President-Investor Relations and
                                        Corporate Secretary